SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

POTLATCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

POTLATCH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2003

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

POTLATCH CORPORATION

601 West Riverside Ave., Suite 1100

Spokane, Washington 99201

March 26, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Potlatch Corporation will be held at the Hotel Lusso, North One Post Street, Spokane, Washington, on Monday, May 12, 2003, at 8:00 a.m. local time.

We are holding this meeting to:

•	elect three Directors to the Potlatch Corporation Board of Directors;

•	if properly presented at the meeting, act on a stockholder proposal as described in this Proxy Statement;

•	transact any other business that properly comes before the meeting.

Your Board of Directors has selected March 20, 2003, as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at the offices of Potlatch Corporation, 601 West Riverside Avenue, Suite 1100, Spokane, Washington, for ten days before the meeting.

Potlatch’s Proxy Statement, proxy card and 2002 Annual Report are being distributed to stockholders on or about April 2, 2003. Your vote is important, so please vote your shares promptly. To vote your shares, use the Internet or call the toll-free number as described in the instructions on the enclosed proxy card, or complete, sign, date, and return your proxy card in the envelope provided.

By Order of the Board of Directors
MALCOLM A. RYERSE Corporate Secretary

GENERAL INFORMATION

Who may vote

Stockholders who owned common stock at the close of business on March 20, 2003, the record date for the Annual Meeting, may vote at the meeting. If you beneficially owned common stock on the record date, you have either four votes or one vote per share for each proposal at the Annual Meeting. Under the Securities and Exchange Commission’s definition, “beneficial ownership” of shares means shares over which a person has sole or shared voting or investment power.

Votes per share

For both proposals, you have four votes per share for each share you own if you have owned the share continuously since March 1, 1999, or if you acquired it through Potlatch’s dividend reinvestment plan or through one of the Potlatch 401(k) Savings Plans.

If you own your shares in “street” or “nominee” name, we assume that each of your shares has only one vote; to have four votes per share, you must prove that you have beneficially owned the shares continuously since March 1, 1999. You can do this by signing the certification on your proxy card. Potlatch may still require additional evidence of continuous ownership.

Proxy solicitation and tabulation of votes

The Board of Directors of Potlatch Corporation is sending you this Proxy Statement in connection with our solicitation of proxies for use at Potlatch’s 2003 Annual Meeting of Stockholders. Certain Directors, officers and employees of Potlatch and D.F. King & Co. (a proxy solicitor) also may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. Potlatch will pay for the solicitation of proxies, including D.F. King’s fee of $8,000 plus out-of-pocket expenses, and will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Potlatch stock. Potlatch has also engaged Computershare Investor Services to act as the inspector of election and will reimburse reasonable charges and expenses related to the tabulation of votes.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly with Potlatch (in your name):

•	Via Internet: Go to www.computershare.com/us/proxy and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on your proxy card.
•	By Telephone: Call toll free 1-866-673-3258 and follow the instructions. You will need to enter the Holder Account Number and Proxy Access Number printed on your proxy card.
•	In Writing: Complete, sign, date, and return your proxy card in the envelope provided, or provide directly to the Inspector of Election at the Annual Meeting when instructed.

Shares held in a Potlatch 401(k) Savings Plan (through Putnam Fiduciary Trust Company):

•	Via Internet: Go to www.proxyweb.com and follow the instructions. You will need to enter the Control Number printed on your proxy card.
•	By Telephone: Call toll free 1-888-221-0697 and follow the instructions. You will need to enter the Control Number printed on your proxy card.
•	In Writing: Complete, sign, date, and return your proxy card in the envelope provided. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Shares held in “street” or “nominee” name (through a bank or broker):

•	In Writing: Complete, sign, date, and return your proxy card in the envelope provided. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

If you return your proxy by mail or vote via Internet or telephone but do not select a voting preference, the individuals named as proxies on your proxy card will vote your shares FOR the election of the nominees for Director, and AGAINST the stockholder proposal urging preparation of a report on Potlatch’s dividend policy. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., toll-free at 1-800-967-7635.

Revoking your proxy

You may revoke your proxy at any time before the voting at the Annual Meeting by giving the Corporate Secretary written notice of your revocation or by submitting a later-dated proxy.

Quorum

On the March 20, 2003, record date, Potlatch had 28,636,755 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the voting power of the common stock (that is, a majority of the total number of votes entitled to be cast) and one-third of the total number of shares outstanding on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be counted towards a quorum.

Votes needed

The affirmative vote of a majority of the voting power present or represented by proxy and entitled to vote is required to approve Proposal 1, the election of the three nominees for Director, and Proposal 2, the stockholder resolution urging preparation of a report on Potlatch’s dividend policy. The inspector of election appointed for the Annual Meeting will tabulate affirmative, negative and withheld votes, abstentions and broker non-votes. Withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining whether the proposals have been approved.

Annual Meeting attendance

All stockholders are invited to attend the meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you own shares in “street” or “nominee” name, you must bring proof of ownership (e.g. a current broker’s statement) in order to be admitted to the meeting.

Stockholder proposals

To be considered for inclusion in the Proxy Statement for Potlatch’s 2004 Annual Meeting of Stockholders, stockholder proposals must be received at Potlatch’s offices no later than November 25, 2003. All stockholder proposals must meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

Other matters presented at Annual Meeting

Potlatch’s By-laws specify the matters that may be presented to stockholders at an Annual Meeting as

•	matters listed in the notice of meeting;
•	matters presented by the Board of Directors; and
•	matters properly presented by stockholders.

Under Potlatch’s By-laws, a stockholder must give written notice to the Corporate Secretary by February 1 of a matter they wish to present at that year’s Annual Meeting. To present a matter at the 2003 Annual Meeting, the stockholder must have given written notice to the Corporate Secretary by February 1, 2003.

We do not expect any matters, other than those included in this Proxy Statement, to be presented at the 2003 Annual Meeting. If other matters are presented, the individuals named as proxies on your proxy card will have discretionary authority to vote your shares on the matter.

Nominees for Director

Under Potlatch’s By-laws, a stockholder may recommend nominees for Director to the Nominating and Corporate Governance Committee of the Board of Directors by giving the Corporate Secretary a written notice by February 1 before the Annual Meeting. The notice must include the full name, age, business and residence addresses, and principal occupation or employment of the nominee. It must also include the number of shares of Potlatch common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Securities Exchange Act of 1934, as amended, and the nominee’s written consent to the nomination and to serve, if elected.

PROPOSAL 1 – ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Potlatch’s Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as Directors until the 2006 Annual Meeting or until the end of the calendar year in which the Director becomes 72. We anticipate that Mr. Frederick T. Weyerhaeuser will retire at the end of 2003, as he will have attained the age of 72. Upon his retirement, the Board may elect a new Director to complete his term or reduce the number of Directors.

The individuals named as proxies on your proxy card will vote the enclosed proxy FOR the election of all nominees unless you direct them to withhold your votes. Each of the nominees is now a member of the Board of Directors. If any nominee becomes unable to serve as a Director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. We recommend a vote FOR each nominee.

Below are the names and ages of Potlatch’s ten Directors, the years they became Directors, their principal occupations or employment for at least the past five years and certain of their other Directorships.

Nominees for Election for a Three-Year Term Ending With the 2006 Annual Meeting of Stockholders

• Boh A. Dickey

Age 58, a Director since 2000. Retired President, Chief Operating Officer and a Director of SAFECO Corporation (an insurance and financial services company) from August 1996 to January 2001, its Executive Vice President from January 1992 through August 1996 and its Chief Financial Officer from May 1989 to January 1992. Also Chairman of Certworld, Inc.

• Judith M. Runstad

Age 58, a Director since 1999. Of counsel to Foster Pepper & Shefelman PLLC (a law firm) since January 1998, and a partner from 1978 to January 1998. Also a Director of Wells Fargo & Co., and SAFECO Corporation.

• Frederick T. Weyerhaeuser*

Age 71, a Director since 1960. Vice President and Secretary of Clearwater Investment Trust (a financial management company) since March 2000, its Chairman of the Board and Treasurer from April 1987 through March 1998, and Chairman of the Board and Treasurer of Clearwater Management Company Inc. (an investment advisor), from February 1987 through June 1996. Also a trustee of Clearwater Investment Trust.

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders

• Gregory L. Quesnel

Age 54, a Director since 2000. President, Chief Executive Officer and a Director of CNF, Inc. (a supply chain logistics management company), since May 1998, its President and Chief Operating Officer from June 1997 through May 1998, and its Executive Vice President and Chief Financial Officer from April 1991 through June 1997.

• Michael T. Riordan

Age 52, a Director since December 2002. Former Chairman, Chief Executive Officer and President of Paragon Trade Brands (a manufacturer of private label disposable diapers and related products) from May 2000 to February 2002; President and Chief Operating Officer of Fort James Corporation (a tissue and paper products manufacturer) from August 1997 to August 1998; prior to the merger of Fort Howard Corporation and James River Corporation, Chairman, Chief Executive Officer and President of Fort Howard Corporation (a tissue manufacturer). Also a Director of The Dial Corporation, American Medical Security, Inc., and Wallace Computer Services, Inc.

• L. Pendleton Siegel	Age 60, a Director since 1997. Our Chairman of the Board and Chief Executive Officer since May 1999. Our President and Chief Operating Officer from May 1994 to May 1999.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders

• Jerome C. Knoll

Age 60, a Director since December 2001. Vice President of Genie Industries, Inc. (a manufacturer of aerial work platforms), since 1989, and its Chief Financial Officer from 1989 through April 2001, and Chairman and Chief Executive Officer of Marathon Industries, Inc. (a manufacturer of polyurethane products), since January 2000.

• Lawrence S. Peiros

Age 47, a Director since February 2003. Group Vice President of The Clorox Company (a household consumer products company) since February 1999, its Vice President—Household Products from December 1997 through January 1999, Vice President—Armor All Products from December 1996 through December 1997, Vice President—Food Products from July 1995 through December 1996, and Vice President—Corporate Marketing Services from September 1993 until July 1995.

• Toni Rembe	Age 66, a Director since 1975. A partner of Pillsbury Winthrop LLP (a law firm) since 1971. Also a Director of SBC Communications Inc., and AEGON N.V.

• William T. Weyerhaeuser*

Age 59, a Director since 1990. Chairman of Columbia Banking System, Inc. (a regional bank), since January 2001 and its Interim Chief Executive Officer since June 2002, and Chairman of Eden Bioscience Corp. (an agriculture biotechnology company), since November 2001. Owner and Chairman of the Board of YCOM Networks (a telephone company) from 1984 through July 2000, Chairman and Chief Executive Officer of Rock Island Company (an investment company) from July 1994 through June 1998, and a Clinical Psychologist in Tacoma, Washington, from 1975 through December 1998. Also a Director of Clearwater Management Company, Inc., and a trustee of the University of Puget Sound.

The affirmative vote of a majority of the voting power present or represented by proxy and entitled to vote is required for approval of the nominees.

*	Dr. William T. Weyerhaeuser and Mr. Frederick T. Weyerhaeuser are first cousins.

The Board of Directors; Committees of the Board

The role of the Board of Directors is to oversee the business and affairs of Potlatch Corporation on behalf of stockholders. The Board has adopted Corporate Governance Guidelines that define standards to assist the Board in the exercise of its duties. The Committees of the Board have each adopted Charters that define their respective responsibilities.

As of March 1, 2003, the Board was comprised of ten members, nine of whom were outside (non-employee) Directors. The Chairman of the Board also serves as the Chief Executive Officer. The Board regularly meets in executive session without members of management present, and has elected a Vice Chair of the Board to preside at executive sessions. During 2002, the Board met eight times. Each Director attended 75% or more of the meetings of the Board and its Committees, and the aggregate attendance at all meetings was 96%.

The Board currently has the following four standing Committees:

The Audit Committee

Under the terms of its Charter and in accordance with applicable regulations and requirements, the Audit Committee is responsible for oversight of Potlatch’s accounting and internal control matters, and has the sole authority to retain, compensate and terminate the independent auditor. The Committee has appointed KPMG LLP as Potlatch’s independent auditor and pre-approved its audit fees and non-audit services and fees for 2003. Representatives of KPMG LLP are not expected to be present at the Annual Meeting.

As of March 1, 2003, the members of the Audit Committee were: Boh A. Dickey (Chair), Jerome C. Knoll and Gregory L. Quesnel. The Committee met six times in 2002. The Committee’s report on its activities for 2002 starts on page 15 of this Proxy Statement.

The Executive Compensation and Personnel Policies Committee

Under the terms of its Charter, the Executive Compensation and Personnel Policies Committee oversees compensation for Potlatch’s senior officers, including salary, bonus, and incentive awards. The Committee also reviews succession plans for key officer positions and reviews general personnel policies.

As of March 1, 2003, the members of the Executive Compensation and Personnel Policies Committee were: Frederick T. Weyerhaeuser (Chair), Jerome C. Knoll, Gregory L. Quesnel, Judith M. Runstad and William T. Weyerhaeuser. The Committee met four times in 2002. The Committee’s report on executive compensation starts on page 12 of this Proxy Statement.

The Finance Committee

Under the terms of its Charter, the Finance Committee reviews and makes recommendations on financings and other financial matters.

As of March 1, 2003, the members of the Finance Committee were: Boh A. Dickey (Chair), Toni Rembe, L. Pendleton Siegel and William T. Weyerhaeuser. The Finance Committee met once in 2002.

The Nominating and Corporate Governance Committee

Under the terms of its Charter, the Nominating and Corporate Governance Committee is responsible for all matters concerning Directorship and corporate governance practices, including the selection and compensation of Directors and oversight of the Board’s independence from management.

As of March 1, 2003, the members of the Nominating and Corporate Governance Committee were: Toni Rembe (Chair), Gregory L. Quesnel, Judith M. Runstad, and Frederick T. Weyerhaeuser. The Committee met four times in 2002.

Compensation of Directors

Effective January 1, 2003, each outside Director receives an annual cash retainer fee of $24,000. The Vice Chair receives an additional annual cash retainer fee of $15,000. Each outside Director receives a $1,200 fee for each meeting of the Board of Directors or a committee of the Board that the Director attends in person or by telephone. The Chair of the Audit Committee receives an additional annual cash retainer fee of $5,000, and the Chairs of the remaining three Committees of the Board receive an additional annual cash retainer fee of $3,000. Directors may defer receiving any of these fees.

When a Director elects to defer fees, he or she elects to have these fees credited with interest, or converted into common stock units. These common stock units are then credited with amounts in common stock units equal to the dividends that are paid on the same amount of common stock.

During 2002, Potlatch paid to Directors, or deferred on their behalf, a total of $382,800 in fees. Potlatch also reimbursed Directors for their reasonable out-of-pocket expenses in attending Board and committee meetings.

Potlatch also provides coverage for Directors under its Director and Officer Liability Insurance Policy and its Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in the Potlatch Corporation Matching Gifts to Education Program, which matches contributions of up to $1,500 per year to eligible educational institutions.

Under the stockholder-approved Potlatch Corporation 2000 Stock Incentive Plan, Potlatch grants each outside Director, in December of his or her first year as a Director, a nonqualified stock option to purchase 5,000 shares of common stock. Each December after that, Potlatch grants each outside Director an additional nonqualified stock option to purchase 2,500 shares of common stock. On December 5, 2002, Potlatch granted each outside Director, except Michael T. Riordan and Lawrence S. Peiros, a nonqualified stock option to purchase 2,500 shares of common stock at an exercise price of $24.88 per share. Mr. Riordan received a nonqualified option to purchase 5,000 shares of common stock at an exercise price of $23.88 on December 31, 2002, the effective date of his election by the Board of Directors. These options will vest in two equal installments on the first and second anniversaries of the grant date and will expire ten years after the grant date unless earlier terminated or exercised.

Certain Transactions

From time to time, Potlatch engages in transactions with companies where one of Potlatch’s Directors, executive officers, or members of their immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

Pillsbury Winthrop LLP, where Ms. Rembe is a partner, provides legal services to Potlatch.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Named Executive Officers

This table shows the number of shares beneficially owned as of March 3, 2003, by the owner of more than 5% of the common stock, each Director and executive officer named in the Summary Compensation Table and all Directors and executive officers as a group. The numbers of shares reported are based on data provided to us by the beneficial owners of the shares. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned				Common Stock Units (2)
	Number of Shares Beneficially Owned		Right to Acquire (1)	Percent of Class

Stockholders
T. Rowe Price Associates, Inc 100 E. Pratt Street Baltimore, MD 21202	2,458,200	(3)	0	8.6%	0

Directors and Named Executive Officers
Boh A. Dickey	1,000	(4)	6,250	*	0
Jerome C. Knoll	1,000		2,500	*	0
Lawrence S. Peiros	0		0	*	0
Gregory L. Quesnel	1,000		6,250	*	0
Toni Rembe	3,612		9,250	*	8,289
Michael T. Riordan	1,000		0	*	0
Judith M. Runstad	5,315	(5)	8,750	*	0
L. Pendleton Siegel	28,745		293,550	1.1%	5,223
Frederick T. Weyerhaeuser	969,264	(6)	9,250	3.4%	5,775
William T. Weyerhaeuser	793,369	(7)	9,250	2.8%	20,902
Richard L. Paulson	7,241		125,000	*	2,971
Craig H. Nelson	6,073		45,200	*	0
Richard K. Kelly	7,984		56,250	*	0
John R. Olson	4,443		25,250	*	442

Directors and Executive Officers as a group
(16 persons including those named above)	1,678,159	(8)	643,500	7.9%	43,601

*	Less than 1%.

(1)	Shares the Directors and executive officers could acquire by exercising stock options within 60 days of March 3, 2003.

(2)	Common stock units as of March 3, 2003. These stock units are not actual shares of common stock and have no voting power. For Directors other than Mr. Siegel, the units represent deferred Directors’ fees and common stock units received when the Directors’ retirement plan was terminated in 1996. For Messrs. Siegel, Paulson and Olson, the units represent deferred Management Performance Award Plan incentive payments. Potlatch converts the units into cash and pays the person according to an election the person makes prior to deferring fees or incentives.

(notes continue on next page)

(3)	According to their Schedule 13 G filed on February 11, 2003, with the Securities and Exchange Commission. T. Rowe Price Associates, Inc. (Price Associates), serves as an investment advisor with power to direct investments and sole power to vote these securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of these securities; however, Price Associates expressly disclaims that is, in fact, the beneficial owner of such securities.

(4)	Includes 1,000 shares in which Mr. Dickey shares voting and investment power.

(5)	Includes 5,000 shares owned by Mrs. Runstad’s spouse.

(6)	Includes a total of 953,917 shares held by trusts of which Mr. Frederick T. Weyerhaeuser is a trustee. Mr. Weyerhaeuser holds sole voting and investment power for 86,901 shares, sole voting power for 70,070 shares, shares voting and investment power for 1,208 shares and shares voting power for 795,738 shares held in such trusts. This total also includes 8,032 shares held by his spouse’s revocable trust. Mr. Weyerhaeuser disclaims beneficial ownership of all these shares, except a proportionate beneficial interest in a trust in which he is co-trustee and shares voting and investment power. Mr. Weyerhaeuser’s proportionate beneficial ownership in such shares is 403 shares.

(7)	Includes a total of 741,167 shares held by trusts of which Dr. William T. Weyerhaeuser is a trustee. Dr. Weyerhaeuser holds sole voting and investment power for 53,932 shares, shares voting and investment power for 70,408 and shares voting power for 616,827 shares held in such trusts. This total also includes 2,700 shares held by his spouse and 2 shares held by a minor child. Dr. Weyerhaeuser disclaims beneficial ownership of all these shares.

(8)	Includes the shares stated in the table for each Director and named executive officer without duplication of 166,272 shares attributable to both Mr. Frederick T. Weyerhaeuser and Dr. William T. Weyerhaeuser.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, Directors, certain executive officers and any person holding more than 10% of Potlatch’s common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports and Potlatch must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the Securities and Exchange Commission and written representations of its Directors and executive officers, Potlatch believes all persons subject to reporting filed the required reports on time in 2002.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This section describes the compensation for services to Potlatch in 2002, paid or payable to, or deferred for the accounts of the Chief Executive Officer and each of the four other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year			Long-Term Compensation Awards	All Other Compensation (3)
		Annual Compensation		Securities Underlying Options/SARs
		Salary (1)	Bonus (2)
L. Pendleton Siegel Chairman of the Board and Chief Executive Officer	2002 2001 2000	$578,880 576,070 558,350	$0 0 0	66,000 66,000 66,000	$24,313 24,195 31,133

Richard L. Paulson President and Chief Operating Officer	2002 2001 2000	$412,080 410,080 396,900	$0 0 0	34,000 34,000 34,000	$17,307 17,223 20,857

Craig H. Nelson (4) Vice President, Consumer Products and Paperboard Division	2002 2001 2000	$278,100 276,750 245,495	$0 0 0	13,000 13,000 13,000	$10,950 11,624 12,398

Richard K. Kelly Vice President, Wood Products Division	2002 2001 2000	$276,780 275,650 260,670	$0 0 0	13,000 13,000 13,000	$11,625 11,577 13,212

John R. Olson Vice President, Resource Management Division	2002 2001 2000	$234,840 233,700 170,800	$0 0 0	13,000 13,000 4,200	$12,421 112,185 8,333

(1)	This column represents the base salary paid to the named executive officers in the years shown. Salary increases for merit, if granted, occur on March 1 except in those years in which a promotion occurs. The named executive officers received merit increases on March 1, 2001. None of the named executive officers received a merit increase in 2002 due to the implementation of a salary freeze.

(2)	No bonuses were paid for the years shown under the Management Performance Award Plan because Potlatch’s earnings did not meet the minimum requirements under the plan.

(3)	This column represents matching contributions by Potlatch under the Salaried Employees’ Savings Plan. Mr. Olson’s 2001 and 2002 amounts include $102,370 and $2,558, respectively, as relocation costs.

(4)	Mr. Nelson was elected Vice President, Consumer Products Division in January 2003.

Option/SAR Grants in Last Fiscal Year

Name	Individual Grants (1)				Grant Date Present Value (2)
	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted To Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
L. Pendleton Siegel	66,000	18%	$24.88	12/5/2012	$475,200
Richard L. Paulson	34,000	10%	24.88	12/5/2012	244,800
Craig H. Nelson	13,000	4%	24.88	12/5/2012	93,600
Richard K. Kelly	13,000	4%	24.88	12/5/2012	93,600
John R. Olson	13,000	4%	24.88	12/5/2012	93,600

(1)	These options were granted on December 5, 2002, and become exercisable for 50% of the shares on December 5, 2003, and for the remaining 50% on December 5, 2004. If a “change in control” of Potlatch occurs after June 5, 2003, all options become exercisable in full and would include stock appreciation rights.

(2)	This amount was calculated using the Black-Scholes option pricing model, a complex mathematical formula that uses different market-related factors shown below to estimate the value of stock options. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. The actual value, if any, an executive officer realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive’s continued employment through the two-year vesting period and the 10-year option term. The following assumptions were used to calculate the Black-Scholes value:

• Stock price at date of grant	= $24.88
• Option exercise price	= $24.88
• Option term	= 10 years
• Risk-free rate of return	= Based on 10-year U.S. Treasury Notes
• Company stock volatility	= Based on prior 3-year monthly stock price
• Company dividend yield	= 2.41%
• Calculated Black-Scholes Value	= $7.20 per option share

Aggregated Option/SAR Exercises in Last Fiscal Year, Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End		Value of Unexercised In-the-Money Options/SARs At Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
L. Pendleton Siegel	0	$0	293,550	99,000	$0	$0
Richard L. Paulson	0	0	125,000	51,000	0	0
Craig H. Nelson	0	0	45,200	19,500	0	0
Richard K. Kelly	0	0	56,250	19,500	0	0
John R. Olson	0	0	25,250	19,500	0	0

(1)	Based on Potlatch’s closing common stock price of $23.88 on December 31, 2002, as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal.

Other Employee Benefit Plans

Pension Plan Table.    This table shows the estimated annual pension benefits payable under Potlatch’s Salaried Employees’ Retirement Plan and Supplemental Benefit Plan at normal retirement date to a participant with the remuneration and years of credited service shown.

	Years of Credited Service
Remuneration	10	15	20	25	30	35	40	45
$ 200,000	$27,914	$41,872	$55,829	$69,786	$83,743	$97,700	$107,700	$117,700
400,000	57,914	86,872	115,829	144,786	173,743	202,700	222,700	242,700
600,000	87,914	131,872	175,829	219,786	263,743	307,700	337,700	367,700
800,000	117,914	176,872	235,829	294,786	353,743	412,700	452,700	492,700
1,000,000	147,914	221,872	295,829	369,786	443,743	517,700	567,700	617,700

Under the Retirement Plan and the Supplemental Benefit Plan, remuneration includes: 1) base salary, 2) bonus awards under the Management Performance Award Plan, and 3) any other incentive payments (excluding stock option gain), whether paid or deferred, and is set equal to the highest annual average of such amounts for any five-year period.

The plans recognize bonuses and incentives in the year paid. However, for participants required to retire no later than age 65, the plans calculate benefits as if the participant received a standard bonus award under the Management Performance Award Plan, even if the award was not paid. Benefits under the plans are computed as straight-life annuity amounts and are not subject to reduction by Social Security and other benefits.

The remuneration of the named executive officers (calculated as described above) for the most recent year was: Mr. Siegel, $953,325; Mr. Paulson, $637,624; Mr. Nelson, $402,637; Mr. Kelly, $400,822; Mr. Olson, $340,005. Although the calculated remuneration of the named executive officers includes a standard bonus award, none of the named executive officers received an award for 2000, 2001 or 2002 under the Management Performance Award Plan because Potlatch’s earnings did not meet the minimum requirements under the plan. The full years of credited service for the named executive officers as of February 1, 2003, were: Mr. Siegel, 23; Mr. Paulson, 42; Mr. Nelson, 23; Mr. Kelly, 27; Mr. Olson, 24.

Severance Program for Executive Employees.    Under the Severance Program for Executive Employees, participants who are terminated for reasons other than misconduct, who resign within two years after a material diminution in compensation, benefits, assigned duties, responsibilities, privileges or perquisites, or who resign rather than relocate at Potlatch’s request can receive severance pay of up to 12 months’ base salary and benefits for the same period under Potlatch’s medical, dental, basic accidental death and dismemberment, and life insurance plans.

Participants who are terminated or resign under the circumstances described above after a “change in control” of Potlatch can receive severance pay of 2½ to 3 times base salary, plus standard bonus depending on the participant’s present position. Participants can also receive benefits for 2½ to 3 years under Potlatch’s medical, dental, disability, basic accidental death and dismemberment, and life insurance plans, and the value of their unvested benefits, if any, in the Salaried Employees’ Savings Plan, Retirement Plan and Supplemental Benefit Plan. Potlatch will offset any Federal excise and related income taxes payable on all payments received by participants. All principal officers, vice presidents and other designated employees participate in the program.

EXECUTIVE COMPENSATION AND PERSONNEL POLICIES

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

Our goal is to attract, retain and reward a highly competent and productive employee group. To do so, we try to provide a total compensation package that competes favorably with those offered within the paper and forest products industry, general industry and the geographic areas in which Potlatch operates. Our current compensation package includes a mix of base salary, short-term and long-term incentive opportunities and other employee benefits. Changes in compensation are based on an individual’s performance, Potlatch’s profits and the competitive marketplace. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the other named executive officers. We believe that what we pay under the Management Performance Award Plan is deductible because a participant must defer any payment that causes the participant’s compensation to exceed $1 million. For more than the past five years, no executive officer has had compensation subject to Section 162(m).

Our Executive Compensation and Personnel Policies Committee reviews executive compensation programs, policies and practices. The Committee’s principal responsibilities include:

•	Annually reviewing the compensation of our Chief Executive Officer and, subject to approval of the Board of Directors, determining any changes to be made to his compensation;

•	Annually reviewing the recommendations made by our Chief Executive Officer as to compensation for certain senior officers; and

•	Reviewing the Management Performance Award Plan and the stock incentive plans.

As part of its responsibilities, the Committee also periodically reviews our executive pay structure to make sure that our target and actual cash and incentive compensation programs are competitive. It does this by examining surveys of general industry and paper and forest products industry information on base salaries and short-term and long-term incentives prepared by an independent compensation consulting firm. These surveys include data from a broad base of general industry companies and from a base of paper and forest products companies. The Committee includes general industry surveys in its review because it believes that Potlatch competes for executive talent against a wider spectrum of companies than those in the paper and forest products industry. The Committee considers the median level of the market as adjusted for company size to be competitive.

Base Salary.    The base salary policy provides for compensation at competitive levels. We draw comparative data from independent, job-specific compensation surveys that, depending on participation and on the position under review, cover 53 paper and forest products companies and 402 general industry companies. In the case of the Chief Executive Officer, comparative data was drawn from compensation surveys that covered 21 paper and forest products companies and 321 general industry companies. The Committee considers the median level of the market as adjusted for company size as competitive. Increases in executive base salary are based on these market factors and on the executive’s individual performance under a performance plan. These performance plans contain specific measures, both quantitative and qualitative, related to higher earnings, increased productivity, improved safety performance, and compliance with environmental requirements. Increases generally reflect established merit increase guidelines applicable to all salaried employees. No salaried employee received a merit increase in their salary due to the implementation of a salary freeze for 2002.

Management Performance Award Plan.    The Management Performance Award Plan provides the potential for annual incentives that are paid in a combination of cash and Potlatch common stock. We designed the plan to create an incentive for key employees, including the Chief Executive Officer and the other named executive officers, who are in a position to contribute to and therefore influence Potlatch’s annual profit performance on a return on equity (ROE) and a return on invested capital (ROIC) basis. The plan’s administrative rules do not permit awards unless specified minimum earnings requirements are met. The plan also permits us to limit the amount or change the time and form of incentive payment if total awards exceed 4% of pre-tax earnings. Awards under the plan are based upon Potlatch’s financial performance, including its ROE and operating division ROIC, and the individual employee’s performance relative to performance plan targets for the year.

Stock Incentive Plans.    The purpose of the stock incentive plans is to further align employees’ interests with Potlatch’s long-term performance and, therefore, the long-term interests of the stockholders. We grant options to employees who are in the position to influence business results. We base target grants on specific objectives determined by responsibility level. The goal is to provide a grant opportunity at the median level of competitive practice as measured by a survey of long-term incentive grant practices among major industrial companies. We consider individual performance against performance plans, and an individual’s potential, in determining the actual amount of the grant. Since the exercise prices provided in the options represent the fair market value of the common stock when granted, the options have no value unless the common stock price appreciates in the future. The options vest in 50% increments on the first and second anniversaries of the grant. Optionees may exercise their options using either cash or shares of Potlatch common stock.

2002 Company Performance

As noted, Potlatch’s financial performance is one of the factors considered in awarding Management Performance Award Plan awards, stock incentive grants, and in establishing base salaries. In 2002, Potlatch incurred a loss of $8.23 per share for a negative return on common stockholders’ equity (or ROE) of 33.1%, which was below the industry’s average ROE performance of a negative 4.1% in 2002, as measured by a sample of 15 forest products companies. Potlatch therefore did not pay any bonuses for 2002 under the Management Performance Award Plan because Potlatch’s earnings did not meet the minimum requirements under the plan.

2002 Chief Executive Officer Compensation

The 2002 compensation of our Chairman and Chief Executive Officer, Mr. Siegel, consisted of only two elements: base salary and stock options under the stock incentive plans. Due to a salary freeze for 2002, the Committee did not grant any increase in base salary to Mr. Siegel. Based on the Committee’s assessment of Mr. Siegel’s individual performance, the Committee granted Mr. Siegel options to purchase 66,000 shares of Potlatch common stock. Mr. Siegel did not receive a Management Performance Award Plan payment for the 2002 award year because Potlatch’s earnings did not meet the minimum requirements under the plan.

2002 Executive Officer Compensation

Potlatch’s executive compensation for 2002 similarly consisted of only base salary and stock options under the stock incentive plans. Due to a salary freeze for 2002, the Committee did not grant any increase in base salary to Messrs. Paulson, Nelson, Kelly and Olson. The Committee considered each individual’s performance against his performance plan, and each individual’s potential, in recommending 2002 stock option grants. Potlatch did not pay any bonuses for 2002 under the Management Performance Award Plan because Potlatch’s earnings did not meet the minimum requirements under the plan.

The Executive Compensation and

Personnel Policies Committee Members

Frederick T. Weyerhaeuser, Chair

Jerome C. Knoll

Gregory L. Quesnel

Judith M. Runstad

William T. Weyerhaeuser

Compensation Committee Interlocks and Insider Participation

Frederick T. Weyerhaeuser, Gregory L. Quesnel, Judith M. Runstad and William T. Weyerhaeuser served as members of the Executive Compensation and Personnel Policies Committee during 2002. All are outside (non-employee) Directors of Potlatch, and none of our named executive officers served as a Director or as a member of a compensation committee of any business entity employing any of our Directors during 2002.

PERFORMANCE GRAPH

Comparison of Five-Year Total Returns*

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
S&P 500 Composite	$100	$129	$156	$141	$125	$97
S&P 400 Mid-Cap	100	119	137	161	160	136
Peer Group	100	103	139	106	108	93
Potlatch Corporation	100	90	114	90	81	67

The self-constructed peer group includes the following paper and forest products companies: Boise Cascade Corporation, Bowater, Inc., Chesapeake Corporation, Georgia-Pacific Corporation, Glatfelter, International Paper Company, Longview Fibre, Louisiana-Pacific Corporation, MeadWestvaco Corporation, Plum Creek Timber Company, Inc., Pope & Talbot, Inc., Rayonier, Inc., Smurfit-Stone Container Corporation, Temple Inland, Inc. and Weyerhaeuser Company. This peer group replaces the S&P Paper & Forest Products Index, which was discontinued in 2002.

Potlatch was moved from the S&P 500 Composite Index to the S&P 400 Mid-Cap Index in July, 2001, therefore the S&P 400 Mid-Cap Index replaces the S&P 500 Composite Index.

*	Assumes $100 was invested on December 31, 1997. Total return assumes quarterly reinvestment of dividends.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three outside (non-employee) Directors, all of whom meet the New York Stock Exchange listing standards for Director independence. The Committee is governed by a Charter that is annually reviewed by the Committee and the Board of Directors.

The Committee is responsible for providing independent, objective oversight of Potlatch’s accounting functions and internal controls. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in its report, expresses an opinion on the conformity of the company’s annual financial statements to generally accepted accounting principles in the United States. During fiscal year 2002, the Committee met six times.

In connection with the audit process, the Committee obtained from the independent auditor, KPMG LLP, a formal written statement describing the non-audit relationships between KPMG LLP and Potlatch consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with KPMG LLP whether any relationships may affect KPMG LLP’s independence. The Committee also discussed with management, the internal auditor and the independent auditor, the quality and adequacy of Potlatch’s internal controls. The Committee reviewed with the independent auditor and the internal auditor their audit plans, audit scope, and identification of audit risks, and with the internal auditor reviewed and discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002, with management and with KPMG LLP outside the presence of management. The Committee also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

Based on these reviews and discussions with management, KPMG LLP and the internal auditor, the Committee recommended to the Board that Potlatch’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Board approved this recommendation.

The Audit Committee Members

Boh A. Dickey, Chair

Jerome C. Knoll

Gregory L. Quesnel

Fees Paid to Independent Auditor in 2002 and 2001

The Audit Committee has considered and determined that the services provided by KPMG LLP in fiscal year 2002 are compatible with the auditor’s independence. A summary of the fees paid to KPMG LLP for services in fiscal years 2002 and 2001 appear below.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2002	$602,985	$95,525	$21,325	$0
2001	692,915	39,130	11,330	0

The Audit Committee has pre-approved KPMG LLP’s audit fees and non-audit services and fees for fiscal year 2003.

PROPOSAL 2 – STOCKHOLDER PROPOSAL

We recommend a vote AGAINST this proposal.

We have been notified that John Osborn, 2421 W. Mission Avenue, Spokane, WA 99201, who is the owner of 100 shares of common stock, intends to present the following proposal at the Annual Meeting:

“Resolved:  That Shareholders urge the board to prepare a report that explains past and current dividend policy, and alternative plans for future dividends. This report should address the substantial ownership of Potlatch shares by members of the extended Weyerhaeuser family.

Stockholder’s Supporting Statement

“The proud history of many important companies begins with a small enterprise sustained when parent hands the reigns to a second generation. Such enterprises may grow with financing from creditors who will insist on repayment while not necessarily restricting a family company’s family interests. But it is convention that when companies tap the public market and sell equity securities, the company management demonstrates that the public investors will be served exclusive of family concerns.

“Potlatch descends from the efforts of 19th century legend Frederick Weyerhaeuser. While the company that now bears his name has followed the traditional model whereby a public company divorces itself largely from founding family ties, Potlatch remains readily identified with the Weyerhaeuser family. Descendants of the Weyerhaeuser family control a significant share of the equity, serve on its board, and have worked in staff positions in the past decades.

“Potlatch’s dividend policy deserves attention. Despite losses, it has continued to pay a dividend. Even when it has earned money, its dividend has occasionally exceeded earnings. Meanwhile, it has shuttered plants, and sought new loans. Potlatch management has noted. Dividends paid to Weyerhaeuser family members are also paid to independent shareholders, but this cash payment is draining equity. In 2001, the company reported diluted net earnings loss per share of $2.81, yet paid a dividend of $1.17. For the first six months of 2002, our company paid more than $8 million in dividends despite reporting a net earnings loss of $41 million.

“Studies show that vigilance is needed. “Founding families are in unique positions of power and control that enable them to expropriate wealth from minority shareholders. The prevalence of such ownership among US firms raises the question of who monitors the family, if anyone?” (See “Who Monitors the Families,” by Ronald Anderson and David Reeb, Culverhouse College; http://www.cba.ua.edu/~dreeb/Who%20Monitors.pdg.pdf)

“All shareholders, both minority shareholders as well as the extended Weyerhaeuser family, will be well-served by having such this study completed. Indeed, any study of alternatives should take into account the interests of all shareholders.”

Board of Directors’ Statement Opposing Stockholder Proposal

We oppose this proposal, which requests that the Board of Directors prepare a report on Potlatch’s dividend policy and simultaneously address the beneficial ownership of Potlatch stock by particular stockholders. We oppose this proposal on the ground that the information that would be contained in the requested report is regularly disclosed in Potlatch’s public filings with the Securities and Exchange Commission and as a result implementation of the proposal would not be helpful or meaningful to stockholders.

The Board of Directors annually reviews and approves the dividend policy. As stated in the Annual Report on Form 10-K for 2002, we consider a variety of factors in determining whether to pay a dividend and the dividend rate, including, among other things, conditions in the forest products industry and the economy generally, Potlatch’s operating results and cash flows, anticipated capital expenditures and compliance with the terms of the credit facility and senior subordinated notes that limit the payment of dividends on Potlatch’s common stock. The quarterly dividend rate is subject to change from time to time based on our business judgment with respect to these and other relevant factors. The Board does not consider the interests of any particular stockholders when determining whether or not or at what rate to set a dividend, rather we make our decisions taking into account the best interests of Potlatch and stockholders generally. We believe that our decisions in regard to the dividend have been sound and have equally served the interests of all stockholders.

For these reasons, we therefore recommend voting AGAINST the proposal.

The affirmative vote of a majority of the voting power present or represented by proxy and entitled to vote is required for approval.

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ADD 4	Holder Account Number
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ADD 6	C 1234567890 J N T

[BARCODE]

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors unanimously recommends a vote FOR the election of three directors to serve until the 2006 Annual Meeting of Stockholders.

	For	Withhold

01 - Boh A. Dickey	☐	☐

02 - Judith M. Runstad	☐	☐

03 - Frederick T. Weyerhaeuser	☐	☐

B	Issues

The Board of Directors unanimously recommends a vote AGAINST Proposal 2.

		For	Against	Abstain

2.	Stockholder Proposal urging preparation of a dividend policy report.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Sign name exactly as imprinted hereon. For joint accounts, both owners should sign. In signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, give full corporate name and sign by duly authorized officer, showing the officer’s title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy - Potlatch Corporation

Proxy for Annual Meeting of Stockholders to be Held May, 12, 2003

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby authorizes L. PENDLETON SIEGEL, RICHARD L. PAULSON and MALCOLM A. RYERSE as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 12, 2003, or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-866-673-3258 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.	•	Enter the information requested on your computer screen and follow the simple instructions.

•	Follow the simple recorded instructions.

Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER C0123456789	PROXY ACCESS NUMBER 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on May 11, 2003.

THANK YOU FOR VOTING

601 W. Riverside Ave.

Suite 1100

Spokane, WA 99201

Proxy for the Annual Meeting of Stockholders

to be held May 12, 2003, or at any adjournment thereof

FOR FASTER, MORE CONVENIENT VOTING USE THE INTERNET OR TOUCH TONE TELEPHONE

It is not necessary to mail your instruction card if you vote by Internet or Telephone.

INTERNET VOTING: www.proxyweb.com ~ TOUCH TONE TELEPHONE VOTING: 888-221-0697

On behalf of the Board of Directors of Potlatch Corporation, this proxy is solicited from participants in the Potlatch Corporation Savings Plans for Hourly and Salaried Employees. Your share will be voted as directed by you, but if not otherwise directed, For Proposal 1 and Against Proposal 2. If you do not return this proxy or vote by Internet or Telephone, the Trustee (Putnam Fiduciary Trust Company) must vote your Plan shares in the same proportion as voted by other Plan participants.

****    CONTROL NUMBER: 999 999 999 999 99    ****

A - Election of Directors
1.	The Board of Directors unanimously recommends a vote For the election of three Directors to serve until the 2006 Annual Meeting of Stockholders.	For	Withhold
	01. Boh A. Dickey	O	O
	02. Judith M. Runstad	O	O
	03. Frederick T. Weyerhaeuser	O	O

B - Issues
	The Board of Directors unanimously recommends a vote Against Proposal 2.	For	Against	Abstain

2.	Stockholder Proposal urging preparation of a dividend policy report.	O	O	O

LABEL BELOW FOR MIS USE ONLY! PO# K8238 PUTNAM 401K POTLATCH ORIGINAL ONE SIDED 3-03-03 KD JOYCE (855086F) REVIEW #1 3-4-03 JA REVISION #1 3/12/03 TD	C - Authorized Signature
Dated: , 2003

(Please sign in box)
Please sign name exactly as imprinted hereon.

Proxy for the Annual Meeting of Stockholders to be held May 12, 2003, or at any adjournment thereof label area

Mark this box with an X if you have made changes to your name or address details above.	Please use a black pen and mark your votes as indicated in this example.	☒

Annual Meeting Proxy Card

This proxy is solicited on behalf of the Board of Directors of Potlatch Corporation. Your shares will be voted as directed by you, but if not otherwise directed, For Proposal 1 and Against Proposal 2. The undersigned hereby authorizes L. Pendleton Siegel, Richard L. Paulson and Malcolm A. Ryerse as proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held May 12, 2003, or at any adjournment thereof.

A	Election of Directors			For	Withhold

	1.	The Board of Directors unanimously recommends a vote For the election of three Directors to serve until the 2006 Annual Meeting of Stockholders.	Boh A. Dickey Judith M. Runstad Frederick T. Weyerhaeuser	☐ ☐ ☐	☐ ☐ ☐

B	Issues		For	Against	Abstain

	2.	Stockholder Proposal urging preparation of a dividend policy report. (The Board of Directors unanimously recommends a vote Against Proposal 2.)	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Authorized Signature

This proxy will be voted as directed but if not otherwise directed, FOR Proposal 1 and AGAINST Proposal 2. By signing below, the undersigned certifies that:

(i) there has been no change in the beneficial ownership of              shares of Common Stock covered hereby from and including March 1, 1999; and

(ii) there has been no change in the beneficial ownership (such as a purchase) of              shares of Common Stock since that date.

If no certification is made, it will be deemed for purposes of this proxy that there has been a change in the beneficial ownership of all shares of Common Stock covered hereby subsequent to March 1, 1999.

Signature(s)	Dated:	, 2003

Please sign name exactly as imprinted hereon. For joint accounts, both owners should sign. in signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, give full corporate name and sign by duly authorized officer, showing the officer’s title.